                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 7 )(1)


                                   BARRA, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   068313-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 1, 1999
--------------------------------------------------------------------------------
                          Date of Event Which Requires
                            Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[X]      Rule 13d-1(d)


--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  068313-10-5                  13G                    Page 2 of 6 Pages

(1)      NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Edward D. Baker III

-------------------------------------------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) / /
         (b) / /

-------------------------------------------------------------------------------------------------------------------
(3)      SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

-------------------------------------------------------------------------------------------------------------------

                                      (5)      SOLE VOTING POWER

                                               952,650

           NUMBER OF                 ------------------------------------------------------------------------------
            SHARES                    (6)      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                            0
             EACH
           REPORTING                ------------------------------------------------------------------------------
            PERSON                    (7)      SOLE DISPOSITIVE POWER
             WITH
                                               952,650

                                      ------------------------------------------------------------------------------
                                      (8)      SHARED DISPOSITIVE POWER

                                               0


-------------------------------------------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

         952,650

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CUSIP No.  068313-10-5                  13G                    Page 3 of 6 Pages

-------------------------------------------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                                                      / /

         Not Applicable

-------------------------------------------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.8 %
------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON

         IN

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CUSIP No.  068313-10-5                  13G                    Page 4 of 6 Pages

--------------------- -------------------------------------------------------------------------------------------------
ITEM 1(a).            NAME OF ISSUER

                      BARRA, Inc.

ITEM 1(b).            ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                      2100 Milvia Street
                      Berkeley, California  94704

ITEM 2(a).            NAME OF PERSON FILING

                      Edward D. Baker III

ITEM 2(b).            ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                      395 Hampton Road, Piedmont, California 94611

ITEM 2(c).            CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States of America

ITEM 2(d).            TITLE OF CLASS OF SECURITIES

                      Common Stock

ITEM 2(e).            CUSIP NUMBER

                      068313-10-5

ITEM 3.               IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE
                      PERSON FILING IS A:

                      Not Applicable

ITEM 4.               OWNERSHIP

                      The information required by this Item 4 is set forth on the cover page of this Schedule 13G in Items 5-11 thereof and such Items are incorporated herein by reference. See also Item 6 below. The share amounts and percentages reported as beneficially owned by the Reporting Person in this Schedule 13G are based upon 14,038,715 shares of the Issuer's Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended September 30,
                      1999.

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CUSIP No.  068313-10-5                  13G                    Page 5 of 6 Pages


ITEM 5.               OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                      Not Applicable

ITEM 6.               OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                      ANOTHER PERSON

                      The shares of Common Stock of the Issuer beneficially owned by the Reporting Person may be subject to community property laws where applicable.

ITEM 7.               IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                      ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                      HOLDING COMPANY

                      Not Applicable

ITEM 8.               IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                      GROUP

                      Not Applicable

ITEM 9.               NOTICE OF DISSOLUTION OF GROUP

                      Not Applicable

ITEM 10.              CERTIFICATION

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.  068313-10-5                  13G                    Page 6 of 6 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 9, 2000
                                     -------------------------------------------
                                                      Date

                                            /s/ Edward D. Baker III
                                     -------------------------------------------
                                                   Signature

                                              Edward D. Baker III
                                     -------------------------------------------
                                                     Name/Title